Exhibit 99.1
news release
For Immediate Release
Employers Holdings, Inc. Reports First Quarter 2019 Results

•	Net income of $51.8 million ($1.57 per diluted share), adjusted net income of $30.9 million ($0.94 per diluted share),

•	Net investment income of $21.8 million, up 12% year-over-year,

•	Gross premiums written of $210.0 million, down 1% year-over-year,

•	Combined ratio of 90.4%, combined ratio before the impact of the LPT of 91.9%.

Reno, Nevada-April 24, 2019-Employers Holdings, Inc. (“EHI” or the “Company”) (NYSE:EIG) today reported the following for the first quarter of 2019: (i) net income of $51.8 million ($1.57 per diluted share); (ii) net income before the impact of the LPT of $49.3 million ($1.50 per diluted share); and (iii) adjusted net income of $30.9 million ($0.94 per diluted share).

The Company's adjusted net income for the first quarter of 2019 increased $1.6 million year-over-year. This increase primarily reflects the after-tax impact of the following items: (i) $22.0 million of favorable prior year loss reserve development on voluntary business versus $12.0 million of favorable development a year ago, (ii) $21.8 million of net investment income versus $19.4 million a year ago; partially offset by (iii) $47.5 million of underwriting and other operating expenses versus $39.2 million a year ago.

The Company's net income and net income before the impact of the LPT for the first quarter of 2019 increased by $26.2 million and $26.3 million, respectively, year-over-year. These first quarter 2019 net income measures were each favorably impacted by the after-tax impact of the items previously mentioned, as well as the after-tax impact of $21.2 million of unrealized investment gains relating to the Company’s equity investments versus $12.9 of unrealized investment losses recognized a year ago.

The Company’s book value per share of $33.22, book value per share including the Deferred Gain of $37.78 and adjusted book value per share of $37.04 increased by 7.6%, 6.6%, and 3.3% during the first three months of 2019, respectively, each computed after taking into account dividends declared. Book value per share and book value per share including the Deferred Gain at March 31, 2019 were each favorably impacted by $37.3 million of net after tax unrealized gains from the Company’s portfolio of fixed maturity securities.

Chief Executive Officer Douglas Dirks commented on the results: “Our first quarter results were highly satisfying and largely consistent with our expectations. During the quarter, we delivered a 10.4% annualized return on adjusted equity, nearly maintained our top line despite pricing headwinds, actively bought back our stock and executed well on our previously announced plan of aggressive development and implementation of new technologies and capabilities to transform and enhance the digital experience of our customers.”

Summary of First Quarter 2019 Operating Results
(All comparisons vs. first quarter 2018, unless noted otherwise).

Gross premiums written were $210.0 million, a decrease of 1%. The decrease was due primarily to a decrease in final audit premiums as well as a decrease in average premium rates. Net earned premiums were $174.8 million, a decrease of 1% year-over-year.

The loss and LAE ratio before the impact of the LPT of 52.1% decreased 3.4 percentage points reflecting observed favorable paid loss trends, including those resulting from our key business initiatives including: an emphasis on settling open claims; diversifying our risk exposure across geographic markets; and leveraging data-driven strategies to target, underwrite and price profitable classes of business across all of our markets. During the quarter, the Company: (i) increased its current accident year loss and LAE ratio on its voluntary business to 64.5%, versus 62.5% a year ago; and (ii) recognized 12.7 percentage points of favorable prior year loss reserve development versus 7.0 percentage points a year ago.

The commission expense ratio of 12.6% decreased 0.8 percentage points, primarily as a result of a decrease in projected 2019 agency incentive commissions.

The underwriting and other operating expense ratio of 27.1% increased 4.9 percentage points. Expenses associated with our aggressive development and implementation of new digital technologies and capabilities contributed 3.9 percentage points to the increase. The remaining 1.0 percentage point increase resulted from significantly higher than anticipated recoveries of bad debts a year ago than those experienced in the current quarter.

Net investment income of $21.8 million increased 12%, primarily as a result of the Company's strong operating cash flows, as well as higher pre-tax book yields.

Income tax expense was $10.0 million (a 16.2% effective rate) versus $3.8 million (a 12.9% effective rate). The increase in the effective rate is due primarily to having a higher proportion of fully taxable income in the current quarter than a year ago.

Share Repurchases and Second Quarter Dividend Declaration

During the first quarter of 2019, the Company repurchased 670,837 shares of its common stock at an average price of $40.90 per share. During the period from April 1, 2019 through April 23, 2019, the Company repurchased a further 241,264 shares of its common shares at an average price of $40.77 per share.

On April 24, 2019, the Board of Directors authorized a $50 million expansion to its existing share repurchase program and extended the repurchase authority pursuant to the expanded program through June 30, 2020. As a result of this action, the Company currently has a remaining share repurchase authorization of $58.1 million.

On April 24, 2019, the Board of Directors also declared a second quarter 2019 dividend of $0.22 per share. The dividend is payable on May 22, 2019 to stockholders of record as of May 8, 2019.

Conference Call and Webcast, Reports Filed with The Securities and Exchange Commission (the "SEC") and Supplemental Materials

The information in this press release should be read in conjunction with the Financial Supplement that is attached to this press release and is available on our website.

Reconciliation of Non-GAAP Financial Measures to GAAP

Within this earnings release we present various financial measures, some of which are a "non-GAAP financial measure" as defined in Regulation G pursuant to Section 401 of the Sarbanes - Oxley Act of 2002. A description of these non-GAAP financial measures, as well as a reconciliation of such non-GAAP measures to the Company's most directly comparable GAAP financial measures is included in the attached Financial Supplement. Management believes that these non-GAAP measures are meaningful to the Company's investors, analysts and other interested parties who benefit from having an objective and consistent basis for comparison with other companies within our industry. These non-GAAP measures are not a substitute for GAAP measures and investors should be careful when comparing the Company's non-GAAP financial measures to similarly titled measures used by other companies. Other companies may calculate these measures differently, and, therefore, these measures may not be comparable.

The Company will host a conference call on Thursday, April 25, 2019, at 8:30 a.m. Pacific Daylight Time. The conference call will be available via a live web cast on the Company's web site at www.employers.com. An archived version will be available several hours after the call. The conference call replay number is (404) 537-3406 or (855) 859-2056 with a pass code of 4049627.

The Company provides its filings with the SEC and its investor presentations on its website at www.employers.com.

Forward-Looking Statements

In this press release, the Company and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations, and projections of, among other things, the Company's future performance, business growth, retention rates, loss costs, claim trends and the impact of key business initiatives, future technologies and planned investments. Certain of these statements may constitute "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and are often identified by words such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "target," "project," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," "likely," or "continue," or other comparable terminology and their negatives. EHI and its management caution investors that such forward-looking statements are not guarantees of future performance. Risks and uncertainties are inherent in EHI's future performance. Factors that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements include, among other things, those discussed or identified from time to time in EHI's public filings with the SEC, including the risks detailed in the Company's Quarterly Reports on Form 10-Q and the Company's Annual Reports on Form 10-K. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

The SEC filings for EHI can be accessed through the “Investors” link on the Company's website, www.employers.com, or through the SEC's EDGAR Database at www.sec.gov (EHI EDGAR CIK No. 0001379041).

About Employers Holdings, Inc.
Employers Holdings, Inc. (NYSE:EIG) is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select small businesses engaged in low-to-medium hazard industries. The company, through its subsidiaries, operates in 45 states and the District of Columbia. Insurance is offered by Employers Insurance Company of Nevada, Employers Compensation Insurance Company, Employers Preferred Insurance Company, and Employers Assurance Company, all rated A- (Excellent) by A.M. Best Company. Additional information can be found at: www.employers.com.

Copyright © 2019 EMPLOYERS. All rights reserved.

EMPLOYERS® and America's small business insurance specialist® are registered trademarks of Employers Insurance Company of Nevada. Insurance is offered through Employers Compensation Insurance Company, Employers Insurance Company of Nevada, Employers Preferred Insurance Company, Employers Assurance Company. Not all insurers do business in all jurisdictions.

Contact
Mike Paquette (775) 327-2562 or mpaquette@employers.com